EXHIBIT 99

FOR RELEASE 4:00 p.m. July 22, 2004

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION REPORTS QUARTERLY FINANCIAL RESULTS;

EARNING ASSETS AND DEPOSITS CONTINUE RAPID GROWTH

ROANOKE, VIRGINIA. July 22, 2004 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results.

At June 30, 2004 Valley Financial’s total assets were $346,976,000, total deposits were $253,012,000, total loans stood at $251,488,000 and total shareholders’ equity was $22,705,000. Compared with June 30, 2003 the Company experienced increases of $60,277,000 or 21% in total assets, $45,286,000 or 22% in total deposits and $48,835,000 or 24% in total loans over the twelve-month period.

For the six months ended June 30, 2004 Valley Financial reported net income of $1,304,000 compared with $1,314,000 for the same six months of 2003. Fully diluted earnings per share were $.33 in 2004’s first half versus $.34 in 2003. The Company’s return on average total assets was .80% for the six-month period and its return on average shareholders’ equity was 11.86%, compared with 1.00% and 13.62%, respectively, reported for the same period in 2003.

For the quarter ended June 30, 2004 the Company had net income of $674,000 versus $732,000 in the second quarter of 2003. Return on average total assets was .81% for the quarter and return on average shareholders’ equity was 12.03%, compared with 1.07% and 14.84%, respectively, reported for the same period in 2003.

Press Release

Valley Financial Corporation

July 22, 2004

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The six months ended June 30 were both gratifying and challenging. Assets and deposits went up at annualized growth rates of 25% and 27%, respectively. Valley Bank consistently generates the highest deposit growth rate of any commercial bank operating in the Roanoke Valley, and we believe that phenomenon clearly demonstrates the preference of local businesses and individuals to deal with a locally-owned bank with local decision-making.”

Gutshall noted that “Like many community banks, we have continued to see growth in net interest income constrained by the four-decade lows in Federal Reserve target interest rates. In the second quarter, margins were squeezed again as asset yields fell faster than funding costs. Our net interest margin for the quarter was 3.44%, down from 3.70% for the same time in 2003 but up from the 3.42% recorded for the first quarter of 2004. In anticipation of Federal Reserve tightening, rates on U.S. Treasury securities moved up sharply over the last several months. Yields on five and ten year Treasury issues were up over a full percentage point. And, on June 30 the Federal Open Market Committee took what is expected to be a series of tightening moves, increasing the target federal funds rate by 25 basis points or one-quarter percent. This move in turn caused the Prime lending rate also to go up a quarter-point to 4.25%. This modest increase will be a positive for our net interest margin and will have no noticeable effect on loan demand. Additional increases in Fed target rates will also be accretive to the net interest margin as they occur.”

Commenting on asset quality, Gutshall said “We are pleased to have weathered the economic uncertainties of the last several years with asset quality ratios that are much superior to industry norms, and in fact improved from prior periods. We have only charged off $15,000 in loans so far this year, less than one one-hundreth of one percent of average loans, and we ended the quarter with the loan loss reserve at 1.13% of net loans. As of June 30, 2004 non-performing assets were just 0.12% of total assets, down from 0.40% at year-end 2003, and only 0.02% of our loans were past due more than ninety days. “

Two significant actions affecting the Company’s common stock took place in the second quarter of 2004. A 2-for-1 stock split was paid May 31, 2004 to shareholders of record May 14, 2004, resulting in the issuance of 1,833,266 additional common shares. Second, the first semi-annual cash dividend in the Company’s history was paid in the amount of $.06 per share on each of the post-split shares on July 1,

Press Release

Valley Financial Corporation

July 22, 2004

2004 to shareholders of record June 1, 2004. Gutshall stated “The stock split, followed by the payment of our first cash dividend ever, were important events for our shareholders and have been well received in the marketplace. The split has made the stock price per share more affordable to the average investor and the additional shares issued should make more shares available for trading, hopefully improving market liquidity. The implementation of a cash dividend is a tangible return to shareholders on top of the dramatic rise in the price of their shares. The market price of Valley Financial shares was up 42% in 2002 and another 50% in 2003, and recently hit another all-time high of $15.90 per share according to the OTC Bulletin Board. At the $15.90 high, shareholders who bought VYFC shares in the 1995 Initial Public Offering had seen their investment increase 408% in value.”

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from seven full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue, 1518 Hershberger Road and 3850 Keagy Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. The bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

Press Release

Valley Financial Corporation

July 22, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30 2004	December 31 2003	June 30 2003
Total assets	$346,976	$309,009	$286,699
Total loans	251,488	222,603	202,653
Investments	74,512	66,195	57,379
Deposits	253,012	223,022	207,726
Borrowed funds	70,154	63,283	57,319
Stockholders’ equity	22,705	21,562	20,600
Non-performing assets to total assets	0.12%	0.40%	0.21%
Loans past due more than 90 days to total loans	0.02%	0.00%	0.00%
Allowance for loan losses to net loans	1.13%	1.17%	1.18%
Book value per share, exclusive of accumulated other comprehensive income (loss)*	$6.10	$5.83	$5.48

*	adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004

Press Release

Valley Financial Corporation

July 22, 2004

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2004	2003	2004	2003
Interest income	$4,249	$3,735	$8,273	$7,369
Interest expense	1,613	1,444	3,169	2,774
Net interest income	2,636	2,291	5,104	4,595
Provision for loan losses	149	98	247	356
Net interest income after provision for loan losses	2,487	2,193	4,857	4,239
Noninterest income	340	341	660	644
Noninterest expense	1,916	1,575	3,754	3,254
Net income before taxes	911	959	1,763	1,629
Provision for income taxes	237	227	459	315
Net income	$674	$732	1,304	$1,314
Basic net income per share*	$0.18	$0.20	$0.35	$0.36
Diluted net income per share*	$0.17	$0.19	$0.33	$0.34
Return on average total assets	0.81%	1.07%	0.80%	1.00%
Return on average total equity	12.03%	14.84%	11.86%	13.62%
Yield on earning assets (TEY)	5.48%	5.95%	5.49%	6.17%
Cost of funds	2.08%	2.28%	2.10%	2.31%
Net interest margin	3.44%	3.70%	3.43%	3.90%
Overhead efficiency ratio (core)	61.87%	56.04%	62.06%	55.64%

*	adjusted as necessary to reflect the 2-for-1 stock split effective May 31, 2004